Phoenix Technologies Ltd.

Accounting Treatment of Certain Stock Options under SFAS 123(R)

On October 5, 2007 the Board of Directors of Phoenix Technologies Ltd. (the “Company”) granted options to acquire an aggregate of 1,250,000 shares of Company common stock (the “Performance Options”) to four executives: the President and Chief Executive Officer; the Chief Operating Officer and Chief Financial Officer; the Senior Vice President, Engineering and Chief Technology Officer; and the Senior Vice President and General Manager, Worldwide Field Operations.

Because the Board wanted the management team’s interests in these stock options to be closely aligned with the interests of the Company’s stockholders, the Board established provisions to these grants that required substantial increases in the price of the Company’s common stock before vesting of these options would occur and also required that the grants be approved by stockholders before becoming effective. Stockholder approval of the grants occurred at the Company’s annual meeting on January 2, 2008.

As a result of the unusual provisions associated with these grants, the accounting for these options under SFAS 123(R) is substantially different from that which applies to more traditional option grants. In light of the magnitude of this difference in accounting treatment, and the fact that current analyst estimates of the Company’s future results may not properly reflect this difference, the Company felt it appropriate to provide investors and analysts with a discussion of the accounting for stock options as it applies to these grants.

Differentiating Performance Options

The Company’s normal practice has been to grant options to its employees which are exercisable at the price of the Company’s common stock at the date of the grant and which vest over a period of four years with the only condition for vesting being the employee’s service through the vesting date (“Traditional Options”). Although the unique approval and vesting provisions of the Performance Options were designed to serve the interests of the shareholders, the expense that the Company will recognize in connection with these options is significantly higher than would have been the case had the Board granted a similar quantity of Traditional Options.

There are two primary features of the Performance Options which make them different from Traditional Options:

•	First, the Performance Options required that specific shareholder action be taken to approve their issuance, whereas Traditional Options do not require specific shareholder approval.

While the grant date for Traditional Options is typically the date on which the Board takes action to authorize the grant, under FAS 123(R) the grant date for the Performance Options is the date on which the shareholders approved the grant. On the date that the Board authorized the grant, October 5, 2007, the closing market price of the Company’s common stock was $8.52 per share. However, by the time the shareholders approved the grant, the             shares had increased in value by over 50%, and the closing market price on the date of the shareholders’ approval, January 2, 2008, was $12.82.

•	Second, the Performance Options have market-based vesting criteria, whereas Traditional Options have only service-based vesting criteria.

For the Company’s Traditional Options, vesting occurs over a four-year period. Vesting of the Performance Options, however, occurs only when the market price of the Company’s common stock reaches and maintains a specified level for 60 consecutive trading days. The specified level for vesting of the first 25% of the Performance Options was set at $15.00 per share, and the specified level for each of the remaining 3 tranches of 25% was set at $20.00, $25.00, and $30.00 per share respectively.

Valuation Methodology – Traditional Options

Traditional Options can be valued using a closed-form model such as the Black-Scholes formula. Had the Board granted 1,250,000 Traditional Options to executives of the Company on October 5, 2007, the parameters utilized in applying this formula to calculate the value of the options at the date of grant would have been:

•	Stock price: $8.52

•	Strike price: $8.52

•	Volatility: 70.8%

•	Risk-free interest rate: 4.10%

•	Dividend yield: 0

Using these parameters, the total calculated value of 1,250,000 Traditional Options would have been $8,387,000, an average of $6.71 per option granted or about 79% of the market value of the underlying shares.

Under SFAS 123(R) this amount (less statistically calculated allowances for potential forfeitures) would have been charged to expense on a straight-line basis over the vesting period of four years so that the expense recognized each of the next 16 three-month periods would have been approximately $524,000. (The expense amortized in each quarter would actually vary slightly since the number of days in each quarter varies).

Valuation Methodology – Performance Options

The Performance Options, which have a market-based vesting condition, cannot be valued using a closed-form model such as the Black Scholes formula. Instead, options with market-based vesting conditions must be valued using an open-form model such as a binomial lattice model or a Monte Carlo simulation. As a result of this requirement, the Company engaged a firm which is expert in calculating such valuations using a Monte Carlo simulation to assist it in establishing the value of the Performance options.

The parameters utilized in applying this simulation to calculate the value of the options at the date of grant were:

•	Stock price: $12.82

•	Strike price: $8.52

•	Volatility: 70.8%

•	Risk-free interest rate: 4.10%

•	Dividend yield: 0

The Monte Carlo simulation assumes that stock prices follow a Geometric Brownian Motion which is a stochastic process designed to reasonably simulate stock price movements over time and is driven principally by the company’s historical stock price volatility. Under a Monte Carlo simulation, many iterations of the model are run, generating many different random price paths. In the event that any such price path would have triggered vesting of any tranche of the Performance Options, the time of vesting for that path is determined, the vested options are valued and the value is discounted at the risk-free rate to determine the grant date fair value of the options awarded. In the model used by the experts retained by the Company, the model was run 500,000 times to calculate the average value and time to vest for each tranche. The result of this simulation provided values for the four tranches of Performance Options between $10.63 (for the first tranche) and $10.36 (for the fourth tranche) with vesting periods between 0.92 and 2.62 years. The total value of the Performance Options, calculated by this method was $13,135,000.

This amount is approximately 57% higher than the value which would have been determined had Traditional Options been issued rather than Performance Options, and represents an average value of approximately $10.51 per Option, or 123% of the market price of the Company’s stock on the date of the Board’s action to authorize the grant.

Analysis of the Monte Carlo Simulation Results

This result may not be what one might intuitively expect, particularly since the Performance Options were conditioned on shareholder approval and also require significant share price gains before they may be exercised. Two principal factors account for this apparent anomaly:

•	First, under SFAS 123R, the grant date of the Performance Options is not the date of the Board action (when the Company’s shares were trading at $8.52), but the date of the shareholder approval by which time the shares had already increased in value by 50% and were trading at $12.82. A substantial portion of the total valuation difference can be accounted for by this change in the designated effective date of the grant and the resultant change in the underlying share price used in the calculations.

•	Second, the high historical volatility of the Company’s share price increases the theoretical value of any option issued by the Company, but in the case of the Performance Options it increases not only the theoretically calculated value at vesting but also the theoretically calculated probability of vesting. As a result, despite the share performance vesting hurdle, the Performance Options are valued at an average of 82% of the (higher) grant date share price versus only 79% of the (lower) grant date share price for Traditional Options.

One additional factor that materially changes the stock-based compensation expense recognition in connection with the Performance Options is the period over which an executive is expected to continue in the employ of the Company in order for the options to vest (the “Required Service Period”). In the case of Traditional Options this is the specified vesting period stated in the relevant option, which is typically four years. In the case of Performance Options, however, SFAS 123(R) specifically requires that the Required Service Period be determined by calculating the median time to vest, taking into account only those price paths in the theoretical model in which vesting actually occurs, rather than by considering all of the modeled price paths.

In the case, for example, of the Performance Option tranche that will only vest if the Company’s shares trade above $30.00 per share for sixty consecutive trading days, although less than 30% of the modeled cases result in the vesting condition being met (with the options expiring unvested at the end of ten years in all other cases), the median vesting date for those 30% of the theoretical cases that do vest is only 2.62 years from the grant date. As a result, the Required Service Period associated with this tranche must be taken as 2.62 years, even though in the majority of cases no vesting would occur within the ten year life of the option. For similar reasons, the tranches with lower vesting hurdles have even shorter Required Service Periods. Thus under SFAS 123(R) not only is the theoretical value of the Performance Options higher than that of Traditional Options, but the recognition of stock-based compensation expense associated with the Performance Options is accelerated relative to that of Traditional Options.

Amortization Comparison

The Company has previously elected to recognize stock-based compensation expense associated with Traditional Options using the straight line method over the Required Service Period. However SFAS 123(R) requires that the expense associated with any options which contain a market condition be recognized using the graded method, which separately brings to account the expense associated with each tranche over the Required Service Period associated with that particular tranche. Because each tranche of the Performance Options must therefore be amortized separately, the recognition of stock-based compensation expense is in effect accelerated as the amortization in the early periods is higher than in later periods.

The following table shows an amortization schedule of the performance options granted January 2, 2008 with a similar quantity of Traditional Options had they been granted on October 5, 2007. For better comparability, the table excludes the impact of anticipated forfeitures.

	Stock-based
	compensation
	expense to be
	recognized in
	association with	Stock-based compensation expense that would
3-month Period	Performance Options	have been recognized in association with
ending	($000’s)	Traditional Options ($000’s)
31-Dec-07		494
31-Mar-08	2,050	517
30-Jun-08	2,096	523
30-Sep-08	2,119	528
31-Dec-08	1,840	528
31-Mar-09	1,182	517
30-Jun-09	1,195	523
30-Sep-09	931	528
31-Dec-09	691	528
31-Mar-10	565	517
30-Jun-10	308	523
30-Sep-10	157	528
31-Dec-10		528
31-Mar-11		517
30-Jun-11		523
30-Sep-11		528
31-Dec-11		34

Total	13,135	8,387

In accordance with SFAS 123(R), when an employee terminates employment prior to an option having vested, the previously recognized compensation expense associated with that option is reversed on what would otherwise have been the option’s vesting date. Thus, for example, if an employee were to terminate after 3 years, in the case of the Traditional Options the Company would post a reversal of all previously recognized expense associated with any unvested options. In the case of the Performance Options, however, in spite of the options remaining unvested at the termination date, there would be no reversal of compensation expense since the executive would have already served beyond the theoretically calculated Required Service Period.

Conclusion

In summary, the stock-based compensation expense which the Company must recognize in association with the Performance Options is higher than that which would have applied for Traditional Options because:

1)	the market value of the Company’s common stock increased by more than 50% from the date of Board action to the date of shareholder action;

2)	the historical volatility of the Company’s stock on which a Monte Carlo simulation is based is relatively high and thus the market condition has little effect to reduce the Performance Options’ value relative to Traditional Options;

3)	the period over which the stock compensation expense is to be recognized in association with the Performance Options is significantly shorter than the four years that would apply for Traditional Options since only the theoretical price paths that vest are considered in calculating the average expected vesting date of the performance options;

4)	Stock based compensation expense recognition, as the value of the Performance Options are amortized, is accelerated relative to that of a Traditional Options since each tranche of a Performance Option must be amortized separately over its own Required Service Period.

Management believes it is useful in measuring our core continuing operations to exclude the FAS123R expense because it enhances investors’ ability to review our business from the same perspective as management which believes that FAS123R expense is not directly attributable to the underlying performance of the Company’s core continuing operations since it is a non-cash charge. Management therefore intends to continue its current practice of supplementing its reporting to investors by providing non-GAAP information which removes the effect of stock based compensation expense and by providing reconciliations of this information (in accordance with Reg. G) to the Company’s reported results under GAAP.